Exhibit 23.1

October 25, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Restaurant Brands International Inc. of our report dated February 25, 2014 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Tim Hortons Inc. which appears in Tim Hortons Inc.’s Annual Report on Form 10-K for the year ended December 29, 2013, as amended by the amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 29, 2013, filed with the Commission on March 21, 2014.

/signed/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada